Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement of Happy City Holdings Limited on Amendment No. 1 to Form F-1 of our report dated December 3, 2024, with respect to the consolidated balance sheets as of August 31, 2024 and 2023, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the years ended August 31, 2024 and 2023. Our report dated December 3, 2024, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as the Group’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong
October 22, 2025

AOGB CPA Limited, Suite 2501-03, Tesbury Centre, 28 Queen’s Road East, Admiralty, Hong Kong
Tel: 2152-2238, Website: www.aogb.com